Exhibit 10.1

October 18, 2006

To the Lenders parties to the

Credit Agreement referred

to below	Re:	Request for Extension of Commitment Termination Date

Ladies and Gentlemen:

Pursuant to that certain Five Year Credit Agreement, dated as of December 16, 2005 (as amended or modified from time to time, the “Credit Agreement,” terms defined therein and not otherwise defined herein being used herein as defined therein), among Rohm and Haas Company, a Delaware corporation (the “Company”), the Lenders (as defined in the Credit Agreement) parties thereto, Citibank, N.A., as agent for the Lenders (the “Agent”), Citigroup Global Markets Inc., as sole lead arrangers and bookrunner, and Bank of America, N.A., JPMorgan Chase Bank, N.A. and Wachovia Bank, National Association, as co-syndication agents, the Company hereby requests that the Termination Date be extended for a period of one year from the Termination Date now in effect, as provided in Section 2.17(a) of the Credit Agreement.

The Company hereby certifies that the following statements are true on the date hereof, and will be true on the Extension Date:

(1) the representations and warranties contained in Section 4 of the Credit Agreement, as amended, are true in all material respects on and as of the date of the Commitment Extension, before and after giving effect to the requested extension, with the same force and effect as though made on and as of such date, provided that the term “Disclosed Litigation” includes all such matters disclosed by the Company on its Forms 10-K, 10-Q and 8-K that were filed prior to the date hereof; and

(2) no Default has occurred and is continuing, or would result from the requested extension.

The Company also requests that the Required Lenders approve the following amendment to the second sentence of Section 4.01(i) of the Credit Agreement, effective as of the date hereof:

The second sentence of Section 4.01(i) of the Credit Agreement is amended by inserting immediately after the parenthetical phrase “(other than the Borrower’s Bristol, Pennsylvania and Cincinnati, Ohio facilities, which are adjacent to such properties)” and before the semicolon the phrase “which listing or proposal for listing could reasonably be expected to have, during the term of this Agreement, a material adverse effect (i) on the Consolidated financial position or Consolidated cash flows of the Company over an extended period of time (it being understood that there could be a material adverse effect on the Consolidated results of operations in any given year because of the Company’s obligation to record the full projected cost of an environmental remediation project when such costs are probable and reasonably estimable), (ii) on the rights and remedies of the Agent or any Lender under this Agreement or any Note or (iii) on the ability of any Borrower to perform its obligations under this Agreement or any Note”.

The foregoing amendment shall be effective when such amendment is approved by the Required Lenders, and is subject to Section 9.01 of the Credit Agreement.

This notice is subject in all respects to the terms of the Credit Agreement, is irrevocable and shall be effective only if received by the Agent no later than November 24, 2006.

This notice and request is subject in all respects to the terms of the Credit Agreement, is irrevocable and shall be effective only if received by the Agent no later than October 30, 2006.

ROHM AND HAAS COMPANY

By

Name: Edward E. Liebert

Title: Treasurer

__________, 2006
Citibank, N.A., as Agent Two Penns Way New Castle, Delaware 19720 Attention:	Bank Loan Syndications

Rohm and Haas Company

Ladies and Gentlemen:

Reference is made to the Five Year Credit Agreement dated as of December 16, 2005 (as amended or modified from time to time, the “Credit Agreement”) among Rohm and Haas Company, a Delaware corporation, the Lenders (as defined in the Credit Agreement), Citibank, N.A., as agent for the Lenders (the “Agent”), Citigroup Global Markets Inc., as sole lead arrangers and bookrunner, and Bank of America, N.A., JPMorgan Chase Bank, N.A. and Wachovia Bank, National Association, as co-syndication agents. Terms defined in the Credit Agreement are used herein with the same meaning unless otherwise defined herein.

Pursuant to Section 2.16(a) of the Credit Agreement, the Lender named below hereby notifies the Agent as follows:

[The Lender named below desires to extend the Termination Date with respect to its Commitment for a period of one year, to December 16, 2011.]

[The Lender named below desires to extend the Termination Date with respect to its Commitment for a period of one year, to December 16, 2011 and offers to increase its Commitment to a maximum aggregate amount of $     .]

[The Lender named below does NOT desire to extend the Termination Date with respect to any of its Commitment for a period of one year.]

Pursuant to Section 9.01 of the Credit Agreement, the Lender named below hereby approves the following amendment to the Credit Agreement, effective as of October      , 2006:

The second sentence of Section 4.01(i) of the Credit Agreement is amended by inserting immediately after the parenthetical phrase “(other than the Borrower’s Bristol, Pennsylvania and Cincinnati, Ohio facilities, which are adjacent to such properties)” and before the semicolon the phrase “which listing or proposal for listing could reasonably be expected to have, during the term of this Agreement, a material adverse effect (i) on the Consolidated financial position or Consolidated cash flows of the Company over an extended period of time (it being understood that there could be a material adverse effect on the Consolidated results of operations in any given year because of the Company’s obligation to record the full projected cost of an environmental remediation project when such costs are probable and reasonably estimable), (ii) on the rights and remedies of the Agent or any Lender under this Agreement or any Note or (iii) on the ability of any Borrower to perform its obligations under this Agreement or any Note”.

The foregoing amendment shall be effective when such amendment is approved by the Required Lenders, and is subject to Section 9.01 of the Credit Agreement.

This notice and consent is subject in all respects to the terms of the Credit Agreement, is irrevocable and shall be effective only if received by the Agent no later than November 24, 2006.

Very truly yours,

[NAME OF LENDER]

By:
Name:
Title: